As filed with the Securities and Exchange Commission on November 16, 2006

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               ONELINK CORPORATION
              (Exact name of small business issuer in its charter)

        Delaware                                                43-1941213
        --------                                                ----------
(State of incorporation)                                   (IRS Employer ID No.)

                                One Market Plaza
                             Spear Tower, 36th Floor
                             San Francisco, CA 94105
                             -----------------------
              (Address of Principal Executive Offices and Zip Code)


                 ONELINK Corporation Common Stock and Options to
                    Purchase Common Stock Issued Pursuant to
                 Consulting and Professional Service Agreements
                 ----------------------------------------------
                            (Full Title of the Plan)



                          F. W. Guerin Chief Executive
                                     Officer
                               ONELINK Corporation
                                One Market Plaza
                             Spear Tower, 36th Floor
                             San Francisco, CA 94105
                                 (415) 293-8277
                                 --------------
                  (Name and address of agent for services and
                      telephone number including area code)

                                  With Copy To:
                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                             1639 South Carson Ave.
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

                         Calculation of Registration Fee

                                                         Proposed    Proposed
                                                         Maximum     Maximum
                                                         Offering    Aggregate    Amount of
                                         Amount to be    Price per   Offering     Registration
Title of Securities to be Registered     Registered (1)  Share (3)   Price        Fee (4)
------------------------------------     --------------  ---------   ---------    ------------
Common Stock, $0.001 par value           4,500,000 (2)     $0.16      $720,000     $84.74

(1) Pursuant to Rule 416, this amount also includes an indeterminate number of additional shares that may be offered and issued by reason of stock splits, stock dividends or similar transactions.
(2) Shares of ONELINK, Corporation. common stock and options to purchase common stock to be issued to non-affiliates pursuant to consulting and professional service agreement.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. This estimate is based upon the average of the reported high and low sales prices for a share of ONELINK, Corporation common stock on November 14, 2006 as reported by the OTC Bulletin Board.
(4) Fees are calculated by multiplying the aggregate offering price by .0001177 pursuant to Section 6(b) of the Securities Act.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended and 17 C.F.R. section 230.462


                               ONELINK CORPORATION
                                One Market Plaza
                             Spear Tower, 36th Floor
                             San Francisco, CA 94105
                                 (415) 293-8277


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

     (1) Our Form 10-QSB for the period ended June 30, 2006 filed with the SEC on August 14, 2006

     (2) Our Form 10-QSB for the period ended March 31, 2006 filed with the SEC on May 22, 2006

     (3) Our Form 10-KSB and 10-KSB/A for the period ended December 31, 2005 and filed with the SEC on April 4, 2006 and May 1, 2006 , respectively.

     Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters with respect to the shares of common stock being registered pursuant to this registration statement will be passed upon by Kaufman & Associates, PLLC. Ronald C. Kaufman, a member of Kaufman & Associates, PLLC will be issued 500,000 shares of common stock and 3,500,000 options which are being registered pursuant to this Form S-8 Registration Statement.

Item 6. Indemnification of Officers and Directors.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article IX of the Company's Certificate of Incorporation provides as follows (Note the "Company" is referred to as the "Corporation" in Article IX and the General Corporation Law of the State of Delaware is referred to as the "DGCL" in Article IX:

                                   ARTICLE IX

     1. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding (except as provided in Article IX, Section 1(f)) whether civil, criminal or administrative, (a "Proceeding"), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (an "Investigation"), by reason of the fact that he or she is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (an "Indemnitee"), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall incur to the benefit of the Indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such Proceeding in advance of its final disposition (an "Advancement of Expenses"); provided, however, that such Advancement of Expenses shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise (an "Undertaking").

     (b) If a claim under Section 1(a) is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnities may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnities shall be entitled to be paid also the expense of prosecuting or defending such suit. In

          (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and

          (ii) any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Corporation shall be entitled to recover such expenses upon a f inal adjudication that, the Indemnitee has not met the applicable standard of conduct set forth in the DGCL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the Corporation to recover an Advancement of Expense pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the Corporation.

     (c) The rights to indemnification and to the Advancement of Expenses conferred in this Article IX, Section 1 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     (e) The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the Corporation.

     (f) Notwithstanding the indemnification provided for by this Article IX,
Section 1, the Corporation's bylaws, or any written agreement, such indemnity shall not include any expenses, liabilities or losses including but not limited to advancement of expenses incurred by such Indemnitees relating to or arising from any Proceeding in which the Corporation asserts a direct claim (as opposed to a stockholders' derivative action) against the Indemnitees, whether such claim by the Corporation is termed a complaint, counterclaim, crossclaim, third-party complaint or otherwise.

     2. (a) No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such corporation, partnership, joint venture, trust or other enterprise.

     (b) Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this
Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
                                       4

Item 7. Exemption from Registration Claimed.

         Not Applicable.


Item 8. Exhibits.

   Exhibit Number   Description of Exhibit
   --------------   ----------------------

        5.1         Opinion of Kaufman & Associates, PLLC

        23.1        Consent of Mahoney Cohen & Company, CPA, P.C.

        23.2        Consent of Kaufman & Associates (included in Exhibit 5.1)

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Delaware, on this 16th day of November, 2006.


                                           ONELINK CORPORATION




                                           By: /s/ F. W. Guerin
                                               -----------------
                                               F. W. Guerin
                                               CEO Director




                                           By: /s/ W. Edward Nichols
                                               ---------------------
                                               W. Edward Nichols
                                               Director





                                       6
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